                                                                   Exhibit 99.10

                CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information included in Post-Effective Amendment No. 36 to the Registration Statement (Form N1-A, No. 2-25272) of the Investor Class, Advisor Class A, Advisor Class B, and Advisor Class C of the Safeco Money Market Trust.

We also consent to the incorporation by reference therein of our report dated January 30, 2004 with respect to the financial statements included in the Trust's Annual Report for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP

Seattle, Washington
April 27, 2004